Exhibit 99.1

ALCENTRA CAPITAL CORPORATION ANNOUNCES Board cHANGES and

RECENT Portfolio and Investment Activities

NEW YORK, January 10, 2018 /PRNewswire/ -- Alcentra Capital Corporation (NASDAQ: ABDC) announced that Paul Hatfield has been named as Chairman of the Company replacing Paul Echausse who resigned to devote his time to a new initiative within a non-profit that focuses on charitable endeavors. Mr. Hatfield, Alcentra Group’s Global Co-Chief Investment Officer and President, is reassuming a position he previously held from the time of the Company’s initial public offering in 2014 through April 2017 when he became Chairman Emeritus of the Company’s board of directors and Mr. Echausse assumed the chairmanship of the business. Mr. Echausse has also been replaced on the investment adviser’s investment committee by Vijay Rajguru, Alcentra Group’s Global Co-Chief Investment Officer. In addition, the Company established a lead independent director position and appointed Steven H. Reiff to serve in this role. Mr. Reiff has been an independent director for the Company since January 2017 and also serves as the chairman of the Company’s valuation committee.

The Company also announced the following portfolio and investment activities:

•	The sale of IGT and Stancor, Inc. investments at par

•	The full repayment by Graco Supply Company of its loan

•	A $2.5 million add-on financing for Medsurant Holdings, LLC

•	A $7.0 million second lien investment in a healthcare services business

•	A debt-for-preferred equity swap in Conisus, LLC

David Scopelliti, the Company's Chief Executive Officer commented that “the sale of IGT and Stancor are part of a larger strategy to deploy capital into credits with more secured and floating rate exposure and to support the Company’s stock buyback program.”

About Alcentra Capital Corporation

Alcentra Capital Corporation makes debt and minority equity co-investments to U.S. middle and lower middle market companies. Its investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. As a business development company that has elected to be treated as a regulated investment company for tax purposes, the Company is required to distribute at least 90 percent of its taxable income to shareholders, making it a yield play for investors.

About Alcentra NY, LLC

Alcentra NY, LLC is a wholly-owned subsidiary of The Bank of New York Mellon Corporation and is part of BNY Alcentra Group Holdings, Inc. ("Alcentra Group"), one of the world's leading sub-investment grade credit asset managers focusing on the U.S. and European markets. Alcentra Group has an investment track record that spans across more than 75 separate investment vehicles and accounts totaling approximately $35 billion.1

1 Such figure reflects assets of all accounts and portions of accounts managed by Alcentra Group for Alcentra Group and its affiliates. Specifically, certain assets under management reflect assets managed by Alcentra Group personnel as employees of Standish Mellon Asset Management LLC, The Bank of New York Mellon and The Dreyfus Corporation under a dual employee arrangement.

Forward-Looking Statements

This press release may contain certain forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

SOURCE: Alcentra Capital Corporation

For further information contact David Scopelliti, 212-922-6237, david.scopelliti@alcentra.com, or Ellida McMillan, 212-922-6644, ellida.mcmillan@alcentra.com